Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 10, 2014, is by and among j2 Global, Inc., a Delaware corporation (“j2 Global”), j2 Global Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of j2 Global (“HoldCo”), and j2 Cloud Services, Inc., a Delaware corporation and a wholly-owned subsidiary of HoldCo (“Merger Sub”).

RECITALS

WHEREAS, the purpose of this Agreement, and the transactions contemplated by this Agreement, is to create a new holding company structure and HoldCo and Merger Sub have been formed for the purpose of effecting this new holding company structure;

WHEREAS, the respective Boards of Directors of j2 Global, HoldCo and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its stockholders;

WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, Merger Sub will merge with and into j2 Global in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), whereupon the separate existence of Merger Sub shall cease and j2 Global shall be the surviving entity; and

WHEREAS, for U.S. federal income tax purposes, it is the intention of the parties hereto that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with Section 251(g) of the DGCL, Merger Sub shall be merged with and into j2 Global at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and j2 Global shall continue as the surviving entity (the “Surviving Entity”), becoming a direct wholly-owned subsidiary of HoldCo.

Section 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 4.1, j2 Global shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) substantially in the form set forth as Exhibit A hereto with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as required by the DGCL. The Merger shall become effective as provided in the Certificate of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, j2 Global and Merger Sub shall vest in the Surviving Entity, and (ii) all liabilities and obligations of j2 Global and Merger Sub shall become the liabilities and obligations of the Surviving Entity. The vesting of such rights, title, liabilities and obligations in the Surviving Entity shall not be deemed to constitute an assignment or an undertaking or attempt to assign such rights, title, liabilities and obligations. Immediately following the Effective Time, j2 Global agrees to file a certificate of amendment to the A&R Certificate (as defined below) to change the name of j2 Global to “j2 Cloud Services, Inc.,” and immediately thereafter, HoldCo agrees to file a certificate of amendment to the HoldCo A&R Certificate of Incorporation (as defined below) to change the name of HoldCo to “j2 Global, Inc.”

Section 1.3 Organizational Documents.

(a) HoldCo. In accordance with Section 251(g) of the DGCL, HoldCo agrees to file (and j2 Global as the sole stockholder of HoldCo agrees to approve the filing of) an amended and restated certificate of incorporation of HoldCo (substantially in the form set forth as Exhibit B hereto, the “HoldCo A&R Certificate of Incorporation”) with the Delaware Secretary prior to the Effective Time to be effective prior to and as of the Effective Time (without, for the avoidance of doubt, giving effect to any of the amendments contemplated by Section 1.3(b) of this Agreement) containing provisions identical to those in the Amended and Restated Certificate of Incorporation of j2 Global (the “A&R Certificate”) immediately prior to the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL. HoldCo acknowledges that it has adopted bylaws substantially in the form set forth as Exhibit C hereto to be effective prior to and as of the Effective Time (the “HoldCo Bylaws”) containing provisions identical to those in the bylaws of j2 Global (the “j2 Global Bylaws”) in effect immediately prior to the Effective Time.

(b) Surviving Entity.

(i) At the Effective Time, the certificate of incorporation of j2 Global in effect immediately prior to the Effective Time shall be and remain the certificate of incorporation of the Surviving Entity, until otherwise thereafter amended as provided therein or by the DGCL.

(ii) In accordance with Section 251(g) of the DGCL, at the Effective Time, the j2 Global Bylaws shall be amended and restated in the form attached hereto as Exhibit D (the “A&R Bylaws”) and, as so effectuated, shall continue in full force and effect as the bylaws of the Surviving Entity until otherwise thereafter amended as provided therein or by the DGCL.

Section 1.4 Directors and Officers of the Surviving Entity. From and after the Effective Time, the members of the board of directors of the Surviving Entity shall be the members of the board of directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Entity shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office as provided in the A&R Certificate and A&R Bylaws, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.5 Directors and Officers of HoldCo. From and after the Effective Time, the directors of HoldCo shall be the directors of j2 Global immediately prior to the Effective Time, and the officers of HoldCo shall be certain officers of j2 Global designated by the HoldCo Board, each to hold office as provided in the HoldCo A&R Certificate of Incorporation and HoldCo Bylaws, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.6 Conversion or Subsequent Merger. Following the Effective Time, upon receipt of the stockholder approval required under the DGCL, if so required, j2 Global shall convert to a Delaware limited liability company or merge with and into a Delaware limited liability company subsidiary. For U.S. federal income tax purposes, it is the intention of the parties hereto that such conversion or merger, as the case may be, shall be part of the same tax-free reorganization as the Merger.

ARTICLE 2

CONVERSION OF SECURITIES; STOCK CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of j2 Global, HoldCo, Merger Sub or any holder of any securities of the foregoing entities:

(a) Each share (or fraction of share, as applicable) of common stock, par value $0.01 per share, of j2 Global (the “j2 Global Common Stock”), outstanding or held in treasury immediately prior to the Effective Time, shall be converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of common stock, par value $0.01 per share, of HoldCo (the “HoldCo Common Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the corresponding share (or fraction of a share) of j2 Global Common Stock being converted in the Merger. Subject to Section 2.3 below, each right to acquire j2 Global Common Stock outstanding immediately prior to the Effective Time shall be converted into a right to acquire HoldCo Common Stock on the same terms and conditions as the right to acquire j2 Global Common Stock being converted in the Merger;

(b) Each share (or fraction of share, as applicable) of preferred stock, par value $0.01 per share, of j2 Global (the “j2 Global Preferred Stock” and together with the j2 Global Common Stock, the “j2 Global Stock”), outstanding or held in treasury immediately prior to the Effective Time, shall be converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of preferred stock, par value $0.01 per share, of HoldCo (the “HoldCo Preferred Stock” and together with the HoldCo Common Stock, the “HoldCo Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the corresponding share (or fraction of a share) of j2 Global Preferred Stock being converted in the Merger. Subject to Section 2.3 below, each right to acquire j2 Global Preferred Stock outstanding immediately prior to the Effective Time shall be converted into a right to acquire HoldCo Preferred Stock on the same terms and conditions as the right to acquire j2 Global Preferred Stock being converted in the Merger;

(c) Each share of HoldCo Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(d) Each share of Merger Sub common stock, par value $0.01 per share, held by HoldCo immediately prior to the Effective Time shall automatically convert into 1 share of common stock, par value $0.01 per share, of the Surviving Entity.

Section 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates and book-entries which immediately prior to the Effective Time represented shares of j2 Global Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of HoldCo Stock into which the shares of j2 Global Stock formerly represented by such certificates and book-entries have been converted as provided in this Agreement with identical designations, rights, powers and preferences, and qualifications, limitations and restrictions. The registered owner on the books and records of HoldCo or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to HoldCo or its transfer agent, be entitled to exercise any voting and other rights with respect to the applicable shares of HoldCo Stock into which the shares of j2 Global Stock have been converted as provided in this Agreement.

Section 2.3 Equity Awards. Each option to purchase or right to acquire or vest in j2 Global Stock, including, but not limited to stock options, restricted stock, restricted stock units, purchase rights under the ESPP, as defined below, and any other equity awards (each a “j2 Global Equity Award”), whether vested or unvested, either issued under the j2 Global Equity Compensation Plans, as defined below, or granted outside of the j2 Global Equity Compensation Plans, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be assumed by HoldCo in such a manner that it is converted into an option to purchase or right to acquire or vest in, on otherwise the same terms and conditions as were applicable to the respective j2 Global Equity Award immediately prior to the Effective Time, including, without limitation, all vesting conditions, that number of shares of HoldCo Stock equal to the number of shares of j2 Global Stock subject to such j2 Global Equity Award at, for stock options, an exercise price per share equal to the exercise price per share for such j2 Global Stock immediately prior to the Effective Time. For purposes of this Agreement, “j2 Global Equity Compensation Plans” shall mean, collectively, the j2 Global, Inc. Second Amended and Restated 1997 Stock Option Plan, as amended, the j2 Global, Inc. 2007 Stock Plan and the Amended and Restated j2 Global, Inc. 2001 Employee Stock Purchase Plan (the “ESPP”).

ARTICLE 3

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 3.1 Assumption of Equity Compensation Plans and Awards and Employment Agreement. HoldCo and j2 Global hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment Agreement”) pursuant to which HoldCo will, from and after the Effective Time, assume and agree to perform (subject to and as modified by Section 2.3 above) all obligations of j2 Global pursuant to (i) the j2 Global Equity Compensation Plans and j2 Global Equity Awards and (ii) the employment agreement identified on Exhibit F hereto (the “Employment Agreement”). At the Effective Time, the j2 Global Equity Awards, j2 Global Equity Compensation Plans and Employment Agreement, and all documents establishing terms, conditions, rights and obligations related to the foregoing, shall each be deemed, automatically and without further action on the part of j2 Global, HoldCo, the holder of any j2 Global Equity Award or the counterparty to the Employment Agreement, to be amended as necessary to provide that references to j2 Global in such agreements, plans and documents shall be read to refer to HoldCo.

Section 3.2 Post-Effective Amendments. It is the intent of the parties that HoldCo, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings of j2 Global under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, HoldCo will file post-effective amendments to j2 Global’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

Section 3.3 Reservation of Shares. On or prior to the Effective Time, HoldCo will reserve sufficient shares of HoldCo Stock to provide for the issuance of HoldCo Stock to satisfy HoldCo’s obligations under this Agreement.

Section 3.4 Tax Characterization. Each party hereto shall use its reasonable best efforts to cause the Merger to constitute a tax-free reorganization within the meaning of Section 368 of the Code, and shall not take any actions reasonably likely to cause the Merger not to so qualify, or cause any such actions to be taken.

ARTICLE 4

CONDITIONS TO MERGER

Section 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the condition that no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE 5

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein, including without limitation the Merger, may be deferred at any time prior to the Effective Time by action of the Board of Directors of j2 Global, HoldCo or Merger Sub. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of j2 Global, HoldCo or Merger Sub by reason of this Agreement.

Section 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time by an instrument in writing signed on behalf of each of the parties.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 6.2 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.3 Further Assurances. From time to time, and when required by HoldCo, j2 Global and/or Merger Sub shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and j2 Global and/or Merger Sub shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Entity or HoldCo, as applicable the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of HoldCo, j2 Global and/or Merger Sub and otherwise to carry out the purposes of this Agreement, and the officers and directors of j2 Global, HoldCo and Merger Sub are authorized fully in the name and on behalf of j2 Global, HoldCo and Merger Sub, as applicable, or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 6.5 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

j2 GLOBAL, INC., a Delaware corporation

By:	/s/ Jeffrey D. Adelman
	Name:	Jeffrey D. Adelman
	Title:	Vice President, General Counsel and Secretary

j2 GLOBAL HOLDINGS, INC., a Delaware corporation

By:	/s/ Jeffrey D. Adelman
	Name:	Jeffrey D. Adelman
	Title:	President

j2 MERGER SUB, INC., a Delaware corporation

By:	/s/ Jeffrey D. Adelman
	Name:	Jeffrey D. Adelman
	Title:	President

[Signature Page to Agreement and Plan of Merger]